UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): January 31, 2011
Commission file number 1-06155
AMERICAN GENERAL FINANCE CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	35-0416090

(State of Incorporation)	(I.R.S. Employer Identification No.)

601 N.W. Second Street, Evansville, IN	47708

(Address of principal executive offices)	(Zip Code)
(812) 424-8031

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
Signature
EX-10.1
EX-10.2
EX-10.3

Item 1.01	Entry into a Material Definitive Agreement.
On January 31, 2011, MorEquity, Inc. (“MorEquity”), American General Home Equity, Inc. and American General Financial Services of Arkansas, Inc. (collectively, the “Owners”), each of which is a direct or indirect subsidiary of American General Finance Corporation (“AGFC”), entered into a subservicing agreement with Nationstar Mortgage LLC (“Nationstar”), dated as of February 1, 2011, whereby all of the centralized real estate mortgage loans from time to time owned by the Owners (approximately $3.3 billion as of December 31, 2010) (the “Portfolio Loans”) will be subserviced by Nationstar. Nationstar is a non-subsidiary affiliate of AGFC and the Owners.
On January 31, 2011, MorEquity and Nationstar also entered into two other subservicing agreements, both dated as of February 1, 2011, whereby Nationstar will subservice certain residential mortgage loans that MorEquity currently services for two securitizations, known as the American General Mortgage Loan Trust 2006-1 and the American General Mortgage Loan Trust 2010-1 (the “2010-1 Trust”), totaling approximately $1.2 billion as of December 31, 2010 (the “Securitized Loans”). The Portfolio Loans and the Securitized Loans are referred to as the “Loans.”
The subservicing agreements require Nationstar to subservice the Loans on behalf of the Owners consistent with its normal servicing practices and, as applicable, the terms of the Loans and securitization documents. The subservicing agreements will not affect the servicing of branch-based mortgage loans by other AGFC subsidiaries.
In connection with the subservicing agreements, the Owners have made customary representations, warranties and covenants concerning, among other things, their ownership of the Portfolio Loans and conformity of certain Loans in all material respects with applicable laws and other requirements.
Events of default for Nationstar under the subservicing agreements include, among other things, its failure to make deposits of certain amounts collected or to provide reports. Events of default for the Owners include, among other things, their failure to pay shortfalls on certain advances or draws on Portfolio Loans that are home equity lines of credit (which constitute a small portion of the Portfolio Loans).
The Owners will be able to terminate the subservicing agreements upon the occurrence of certain events, including defaults by Nationstar or, at the Owners’ sole discretion, upon 90 days’ notice (“convenience termination”). The Owners will be required to pay a termination fee if they exercise a convenience termination. The subservicing agreements also will be able to be terminated with respect to any Portfolio Loans that are sold or securitized by the Owners. A default by Nationstar under the subservicing agreement for the 2010-1 Trust could result in a default under the securitization documents for the 2010-1 Trust, which could allow the master servicer to replace MorEquity as the servicer. Nationstar will be able to terminate the subservicing agreements if the Owners default, if Nationstar determines that it cannot continue to subservice the Loans under applicable law (after reasonable attempts to restore its ability to subservice), or upon at least 180 days’ written notice. If any of the subservicing agreements is terminated, the Owners could be required to locate an alternate subservicer if they are unable to handle servicing internally.
Nationstar will receive certain fees for its subservicing services, including the right to retain certain income incidental to servicing.
Nationstar started subservicing on February 1, 2011.
The foregoing description of the subservicing agreements is qualified in its entirety by the complete text of the subservicing agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference in their entirety.

CAUTIONARY STATEMENT
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected subservicing of the Loans by Nationstar. Please refer to our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2010, June 30, 2010 and March 31, 2010, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2010, and other past and future reports and other information that we have filed or file with the SEC for a description of the business environment in which we operate and the important factors, many of which are outside of our control, which could cause our actual results, financial condition and business practices to differ, possibly materially, from those indicated in forward-looking statements. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Subservicing Agreement, dated as of February 1, 2011, among MorEquity, Inc., American General Financial Services of Arkansas, Inc. and American General Home Equity, Inc., as owners and as servicers, and Nationstar Mortgage LLC, as subservicer (portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934)

Exhibit 10.2	Subservicing Agreement (American General Mortgage Loan Trust 2006-1), dated as of February 1, 2011, between MorEquity, Inc., as servicer, and Nationstar Mortgage LLC, as subservicer (portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934)

Exhibit 10.3	Subservicing Agreement (American General Mortgage Loan Trust 2010-1), dated as of February 1, 2011, between MorEquity, Inc., as servicer, and Nationstar Mortgage LLC, as subservicer (portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934)

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN GENERAL FINANCE CORPORATION
(Registrant)

Date:	February 4, 2011	By	/s/ Donald R. Breivogel, Jr.

Donald R. Breivogel, Jr.
Senior Vice President and Chief Financial Officer